Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2012 REVENUES OF $48.3 MILLION, PRE-

TAX INCOME OF $21.2 MILLION AND RECORD DILUTED EPS OF $0.36

Third Quarter Financial Highlights*

•	Revenues of $48.3 million, up 3.6%

•	Expenses of $27.0 million, up 11.5%

•	Record diluted EPS of $0.36, up from $0.34

•	Record estimated U.S. high grade market share of 12.5%, up from 11.6%

*	All comparisons versus third quarter 2011.

NEW YORK, November 2, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the third quarter ended September 30, 2012.

“We are pleased with our solid market share gains in U.S. high-grade this quarter and the continued strong growth in high-yield and emerging markets trading volume. U.S. high-grade TRACE volume also rebounded significantly in the past two months, following softer volumes in August,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “As announced earlier this morning, MarketAxess has agreed to buy Xtrakter Limited, a provider of regulatory transaction reporting, trade matching services and data services to the European securities market. We believe this acquisition will provide MarketAxess European clients with an expanded set of technology solutions ahead of incoming regulatory mandates from MiFID II in Europe.”

Third Quarter Results

Total revenues for the third quarter of 2012 increased 3.6% to $48.3 million, compared to $46.6 million for the third quarter of 2011. Pre-tax income was $21.2 million, compared to $22.3 million for the third quarter of 2011, a decrease of 4.9%. Net income totaled $13.5 million, or a record $0.36 per share on a diluted basis, compared to $13.4 million, or $0.34 per share on a diluted basis, for the third quarter of 2011.

Commission revenue for the third quarter of 2012 totaled $42.4 million on total trading volume of $137.8 billion, compared to $39.8 million in commission revenue on total trading volume of $131.7 billion for the third quarter of 2011. U.S. high-grade trading volume as a percentage of FINRA’s U.S. high-grade TRACE trading volume increased to a record estimated 12.5%, compared to an estimated 11.6% for the third quarter of 2011.

All other revenue, which consists of technology products and services, information and user access fees, investment income and other revenue, was $5.9 million, down 12.8% from $6.7 million for the third quarter of 2011. The decline was primarily due to lower technology professional service fees.

Total expenses for the third quarter of 2012 increased 11.5% to $27.0 million, compared to $24.3 million for the third quarter of 2011. This increase was primarily due to higher professional and consulting costs and employee compensation and benefits costs. Professional and consulting fees in the third quarter of 2012 include $0.5 million of Xtrakter acquisition-related costs. Employee compensation and benefits costs for the prior year period reflected a downward adjustment to the year-to-date cash incentive bonus accrual.

The effective tax rate for the third quarter of 2012 was 36.4%, compared to 39.7% for the third quarter of 2011. The decline in the effective tax rate was due principally to a refinement in certain state tax apportionment methodology resulting in a decrease in the 2012 projected tax rate.

Employee headcount as of September 30, 2012 was 235, compared to 234 as of September 30, 2011.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.11 per share of common stock outstanding, to be paid on November 26, 2012 to stockholders of record as of the close of business on November 12, 2012.

Balance Sheet Data

As of September 30, 2012, total assets were $304.9 million and included $204.3 million, or $5.44 per diluted share, in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of September 30, 2012 was $271.9 million.

Guidance for 2012

The Company expects that its full year 2012 expenses and capital spending will be at the high end of the guidance ranges of $107.0 million to $112.0 million and $8.0 million to $11.0 million, respectively. The Company also anticipates that the overall effective tax rate for 2012 will be between 39% and 41%.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on November 2, 2012, at 9:00 a.m. Eastern time. To access the conference call, please dial 877-299-4454 (U.S.) or +1-617-597-5447 (international). The passcode for all callers is 42452936. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or +1-617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 41146492. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
	(unaudited)

Revenues
Commissions	$42,379	$39,822	$129,971	$116,683
Technology products and services	2,979	3,779	9,107	10,871
Information and user access fees	1,896	1,831	5,557	5,239
Investment income	251	303	822	912
Other	752	829	2,360	2,259

Total revenues	48,257	46,564	147,817	135,964

Expenses
Employee compensation and benefits	14,636	13,707	45,782	45,079
Depreciation and amortization	2,081	1,799	5,896	4,988
Technology and communications	3,262	2,772	9,232	7,996
Professional and consulting fees	3,202	2,247	9,063	7,784
Occupancy	732	721	2,248	2,195
Marketing and advertising	1,067	1,280	4,246	3,502
General and administrative	2,068	1,742	6,193	4,553

Total expenses	27,048	24,268	82,660	76,097

Income before taxes	21,209	22,296	65,157	59,867
Provision for income taxes	7,727	8,852	25,553	23,706

Net income	$13,482	$13,444	$39,604	$36,161

Per Share Data:
Earnings per share:
Basic	$0.37	$0.36	$1.08	$0.98
Diluted	$0.36	$0.34	$1.05	$0.91

Cash dividends declared per common share	$0.11	$0.09	$0.33	$0.27

Weighted-average common shares:
Basic	36,500	37,126	36,521	36,798
Diluted	37,541	39,828	37,892	39,539

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	September 30, 2012	December 31, 2011
	(In thousands)
	(unaudited)

Assets
Cash and cash equivalents	$150,101	$169,620
Securities available-for-sale	54,181	78,110
Accounts receivable, net	33,414	36,170
All other assets	67,232	65,558

Total assets	$304,928	$349,458

Liabilities and Stockholders’ Equity
Total liabilities	$32,994	$37,019
Total stockholders’ equity	271,934	312,439

Total liabilities and stockholders’ equity	$304,928	$349,458

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In thousands)
	(unaudited)

Net income	$13,482	$13,444	$39,604	$36,161

Add back:
Interest expense	55	14	128	46

Provision for income taxes	7,727	8,852	25,553	23,706

Depreciation and amortization	2,081	1,799	5,896	4,988

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$23,345	$24,109	$71,181	$64,901

MarketAxess Holdings Inc.

Volume and Fee Per Million Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	Total Trading Volume
	($ in millions)
	(unaudited)

U.S. high-grade—multi dealer [1]
fixed-rate	$83,193	$79,233	$265,876	$238,577
floating-rate	2,795	2,761	9,104	9,524
Eurobond	6,016	7,580	26,543	28,891
Other [1,2]	45,748	42,092	138,995	122,814

Total	$137,752	$131,666	$440,518	$399,806

	Average Daily Volume
	($ in millions)
	(unaudited)

U.S. high-grade [1]	$1,365	$1,281	$1,463	$1,313
Eurobond	94	117	141	154
Other [1,2]	726	658	739	650

Total	$2,185	$2,056	$2,344	$2,116

Number of U.S. Trading Days [3]	63	64	188	189
Number of U.K. Trading Days [4]	64	65	188	188

	Average Variable Transaction Fee Per Millon

U.S. high-grade—multi dealer
fixed-rate	$209	$195	$203	$188
floating-rate	37	24	30	21

Total U.S. high-grade	203	189	198	182
Eurobond	79	108	71	101
Other	216	175	208	177

Total	$202	$180	$193	$174

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
2	Effective January 2012, the Company no longer reports credit default swaps trading volumes. Credit default swap volumes previously reported in “Other” trading volume have not been removed.
3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.